Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Announces Partial Divestiture of

Fox Factory Holding Corp.

Company Becomes Minority Owner in Former Subsidiary Business;

Streamlines Consolidated Financials

Westport, Conn., July 16, 2014 – Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today that Fox Factory Holding Corp. (“FOX”) (Nasdaq: FOXF) closed on a public offering of 5,750,000 shares held by certain FOX shareholders, including the Company, at a price of $15.50 per share for total net proceeds to selling shareholders of approximately $84.4 million.

As a selling shareholder, the Company sold a total of 4,466,569 shares of FOX common stock, including 633,955 shares sold in connection with underwriters’ exercise of the over-allotment option in full, for total net proceeds of approximately $65.5 million. Upon completion of the offering, CODI’s ownership in FOX was lowered from approximately 53% to 41%, or 15,108,718 shares of FOX’s common stock.

Alan Offenberg, CODI’s Chief Executive Officer, commented, “With this transaction, we have further strengthened our financial liquidity and increased the total gains realized from monetizing interests in our subsidiaries. As a result of this sale, the Company anticipates deconsolidating FOX which is consistent with our intention to streamline CODI’s consolidated financial reporting. We continue to be the largest shareholder of FOX and remain excited by the company’s future growth prospects.”

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our seven majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby, www.ergobaby.com); and

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

In addition, we own approximately 41% of the common stock of Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX, www.ridefox.com, designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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